Exhibit (e)(4)

Appendix A

Amended and Restated as of July 22, 2016

Name of Fund

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Portfolio (f/k/a ClearBridge Variable Mid Cap Core Portfolio)

ClearBridge Variable Small Cap Growth Portfolio

EnTrustPermal Alternative Select VIT Portfolio (f/k/a Permal Alternative Select VIT Portfolio)

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

QS Variable Conservative Growth (f/k/a QS Legg Mason Variable Conservative Growth)

QS Variable Growth (f/k/a QS Legg Mason Variable Growth)

QS Variable Moderate Growth (f/k/a QS Legg Mason Variable Moderate Growth)